Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE   October 19, 2012

ACME UNITED CORPORATION REPORTS 17% INCREASE IN NET INCOME FOR THE THIRD QUARTER

FAIRFIELD, CONN. – October 19, 2012 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the third quarter ended September 30, 2012 were $20.4 million, compared to $19.0 million in the comparable period of 2011, an increase of 7% (8% in local currency).

Net income was $798,000, or $.26 per diluted share, for the quarter ended September 30, 2012, compared to $682,000 or $.22 per diluted share, for the comparable period last year, an increase of 17% in net income and 18% in diluted earnings per share.

Net sales for the nine months ended September 30, 2012 were $64.8 million, compared to $57.5 million in the same period in 2011, an increase of 13%.

Net income for the nine months ended September 30, 2012 was $3,118,000, or $1.00 per diluted share, compared to $2,545,000, or $.82 per diluted share in the comparable period last year, a 23% increase in net income and 22% in diluted earnings per share.

Net sales for the quarter ended September 30, 2012 in the U.S. segment increased 11% compared to the same period in 2011 primarily due to increased sales of Camillus knives and measuring products from the C-Thru Ruler acquisition on June 7, 2012. Net sales for the nine months ended September 30, 2012 in the U.S. segment increased 18% compared to the same period in 2011 due to increased sales of Camillus knives, iPoint pencil sharpeners, paper trimmers, first aid kits and measuring products.  Net sales in Canada for the three months ended September 30, 2012 increased 19% in U.S dollars (21% in local currency) compared to the same period in 2011 due to increased sales of Camillus knives. Net sales in Canada for the nine months ended September 30, 2012 increased 2% in U.S. dollars (5% in local currency) compared to the same period in 2011.   European net sales for the three months ended September 30, 2012 decreased 25% in U.S. dollars (14% in local currency), compared to the same period last year due to the liquidation of a large customer as a result of their financial troubles.  European net sales for the nine months ended September 30, 2012 decreased 6% in U.S. dollars but increased 4% in local currency compared to the same period last year.

Gross margins were 36% in the third quarter of 2012 versus 35% in the comparable period last year.  Gross margins were 36% for the nine months ended September 30, 2012 and 2011, respectively.

Operating profit was $1,359,000 for the quarter ended September 30, 2012 compared to$1,120,000 for the comparable period last year, an increase of 21%. Operating profit was$4,895,000 for the nine months ended September 30, 2012 compared to $3,763,000 for thecomparable period last year, an increase of 30%.

Walter C. Johnsen, Chairman and CEO said, “Acme United benefited from growth in our Westcott, Clauss, Pac-Kit and Camillus brands. Our U.S. and Canadian sales performances were particularly strong.  Gross margins in the third quarter improved due to new products and favorable mix.”

The Company’s bank debt less cash and cash equivalents on September 30, 2012 was $14.2 million compared to $11.9 million on September 30, 2011. On June 7, 2012, the Company paid approximately $1.5 million for certain assets of the C-Thru Ruler Company. Additionally, during the 12 month period ended September 30, 2012, Acme purchased 40,560 shares of its common stock for treasury for a total of approximately $400,000 and paid approximately $800,000 in dividends on its common stock.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking systems and financial markets, including the impact on the Company’s suppliers and customers (iii) currency fluctuations (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, (v) the Company’s ability to successfully integrate acquired business; and (vi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2012
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in $000's except per share data	September 30, 2012	September 30, 2011

Net sales	$20,363	$19,036
Cost of goods sold	12,937	12,396
Gross profit	7,426	6,640
Selling, general, and administrative expenses	6,067	5,520
Income from operations	1,359	1,120
Interest expense	147	112
Interest income	(64)	(42)
Net interest expense	83	70
Other expense	7	20
Total other expense	90	90
Pre-tax income	1,269	1,030
Income tax expense	471	348
Net income	$798	$682

Shares outstanding - Basic	3,103	3,102
Shares outstanding - Diluted	3,133	3,120

Earnings per share basic	$0.26	$0.22
Earnings per share diluted	0.26	0.22

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2012 (cont.)
(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in $000's except per share data	September 30, 2012	September 30, 2011

Net sales	$64,835	$57,466
Cost of goods sold	41,644	36,835
Gross profit	23,191	20,631
Selling, general, and administrative expenses	18,296	16,868
Income from operations	4,895	3,763
Interest expense	340	323
Interest income	(140)	(132)
Net interest expense	200	191
Other expense (income)	93	(2)
Total other expense	293	189
Pre-tax income	4,602	3,574
Income tax expense	1,484	1,029
Net income	$3,118	$2,545

Shares outstanding - Basic	3,114	3,090
Shares outstanding - Diluted	3,132	3,105

Earnings per share basic	$1.00	$0.82
Earnings per share diluted	1.00	0.82

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
THIRD QUARTER REPORT 2012
(Unaudited)

Amounts in $000's	September 30, 2012	September 30, 2011

Assets:
Current assets:
Cash and cash equivalents	$10,105	$6,270
Accounts receivable, net	16,058	16,661
Inventories	29,992	22,804
Prepaid and other current assets	1,911	1,075
Total current assets	58,066	46,810

Property and equipment, net	2,388	2,381
Long term receivable	1,718	1,794
Intangible assets, net	4,275	3,326
Other assets	1,213	1,033
Total assets	$67,660	$55,344

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$6,513	$4,435
Other current liabilities	5,295	3,869
Total current liabilities	11,808	8,304
Bank debt	24,321	18,106
Other non current liabilities	1,153	1,373
	37,282	27,783
Total stockholders' equity	30,378	27,561
Total liabilities and stockholders' equity	$67,660	$55,344